Exhibit 99.1

ASSIGNMENT OF LEASE

AND LANDLORD’S CONSENT

THIS ASSIGNMENT OF LEASE AND LANDLORD’S CONSENT (the “Agreement”) is made and entered into as of October 31, 2011 by and among CASSVILLE REAL ESTATE, INC. f/k/a CASSVILLE MANOR, INC., a Missouri corporation (“Landlord”), KMJ ENTERPRISES CASSVILLE, LLC, an Arkansas limited liability company (“Assignor”), and Rose Missouri Nursing, LLC, a Georgia limited liability company (“Assignee”)

W I T N E S S E T H:

WHEREAS, pursuant to that Lease dated December 1, 1983, as amended pursuant to that certain Amendment and Extension to Lease Agreement effective September 27, 1999 and as assigned pursuant to that certain Lease Assumption Agreement and Guaranty effective January 1, 2003 (as assigned and amended, the “Lease”), Landlord leased to Assignor that certain 90-bed skilled nursing facility located at 812 Old Exeter Road, Cassville, Missouri, as more particularly described in the Lease (the “Facility”);

WHEREAS, Assignor has agreed to convey, transfer and assign to Assignee Assignor’s interest in and to the Lease, subject to the terms and conditions hereof; and

WHEREAS, Landlord consents to Assignor’s assignment of the Lease to Assignee.

NOW, THEREFORE, in consideration of the sum of Ten Dollars ($10.00) in hand paid by each party to the other, the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.                                       Ratification of Lease.  The parties each acknowledge and agree that the Lease has not been modified or amended in any way except as set forth herein since it was initially fully executed and delivered, and the Lease is hereby ratified and confirmed.

2.                                       Assignment.  Assignor hereby transfers and assigns to Assignee all right, title and interest which Assignor has in and to the Lease.  By executing this Agreement, Assignee hereby assumes all of the obligations of Tenant under the Lease effective as of  November 1, 2011 (the “Effective Date”), and agrees to perform all of the terms, covenants and conditions of Tenant under the Lease therein required to be performed after Effective date.  The parties acknowledge and agree that Assignee shall have no liability to Landlord for any of Assignor’s obligations and that Assignee’s liability to Landlord under the Lease shall be for all matters occurring on or after the Effective Date.

3.                                       Notices.  The addresses for notice to the parties are:

ASSIGNOR:	ASSIGNEE:
KMJ Enterprises Cassville, LLC	Rose Missouri Nursing, LLC
7 Halsted Circle	Two Buckhead Plaza
Rogers, AR 72756	3050 Peachtree Road NW, Suite 355
Attn: Mike Hathorn	Atlanta, Georgia 30305
Attn: Boyd P. Gentry
Facsimile No. (404) 842-1899

LANDLORD:
Cassville Real Estate, Inc.
Post Office Box 3068
Fort Smith, Arkansas 72913
Attn: Steve Creekmore

4.                                       Landlord’s Consent.  Landlord hereby consents to the Assignment, which consent shall be effective upon receipt of a Guaranty in the form attached hereto as Exhibit “A” executed by AdCare Health Systems, Inc., Chris Brogdon and Connie Brogdon (the “AdCare Guarantors”), and a Reaffirmation of Guaranty in the form attached hereto as Exhibit “B” executed by the parties as set forth therein (the “Rose Guarantors”).  This consent shall apply only to the execution and delivery by Assignor of the Assignment, and shall not apply to any other or future sublease or assignment by Assignee.

5.                                       Landlord’s Estoppel.  Landlord confirms that the Lease, as described above, is in full force and effect and constitutes the entire agreement between Landlord and Assignor with respect to the Facility.  No default exists under the Lease on the part of Landlord, and, to Landlord’s knowledge, no event or condition has occurred or exists which would constitute a default by Tenant under the Lease.  Landlord has received September 2011 Rent from Assignor and there are no amounts outstanding as of September 30, 2011.  The monthly Rent due to Landlord under the Lease is $1,367.01 per day, without escalation, through the expiration date of the Lease on September 30, 2014.

6.                                       Lease Terms.  The Assignee has reviewed and is familiar with the Lease and all terms, provisions, covenants and agreements contained therein, including without limitation all duties, obligations and liabilities of the Assignor thereunder, whether for the payment of rent, repairs, maintenance or otherwise.

7.                                       Security Deposit.  Landlord confirms that it is holding a security deposit paid by Assignor in the amount of $13,500.00, subject to the provisions of paragraph 5 of the Lease.  Assignor hereby assigns all right, title and interest in and to the security deposit to Assignee.  Landlord hereby acknowledges such assignment and agrees that any refund of the security deposit at the expiration or earlier termination of the Lease shall be remitted to Assignee.

8.                                       Indemnification.  Assignor shall indemnify and hold Assignee, the AdCare Guarantors and their managers, members, officers, directors, shareholders, employees and agents harmless from all claims, demands, causes of action, liability, damages, expenses, costs (including attorneys’ fees) and judgments arising from or related to the failure of the Assignee to perform its obligations hereunder or under the Lease prior to the Effective Date.  Assignee shall indemnify and hold Assignor, the Rose Guarantors and their members, officers, directors, employees and agents harmless from all claims, demands, causes of action, liability, damages, expenses, costs (including attorneys’ fees) and judgments arising from or related to the failure of the Assignee to perform its obligations hereunder or under the Lease on or after the Effective Date.

9.                                       Successors and Assigns.  This Agreement shall inure to the benefit of, and be binding upon, the successors, executors, administrators, legal representatives and assigns of the parties hereto.

10.                                 Governing Law.  This Agreement shall be construed under and enforced in accordance with the laws of the State where the property covered by the Lease is situated.

11.                                 Effect.  In the event of any conflict between the provisions of the Lease and this Agreement, this Agreement shall control.  Except as expressly intended herein, all other terms and conditions of the Lease shall remain in full force and effect.  Time is of the essence of this Agreement.

12.                                 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original and all of which shall constitute one and the same Agreement.

[INTENTIONAL SHORT PAGE; SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this instrument as of the date set forth above.

ASSIGNOR:			ASSIGNEE:
KMJ ENTERPRISES CASSVILLE, LLC,			ROSE MISSOURI NURSING, LLC,
an Arkansas limited liability company			a Georgia limited liability company

By: Rose Family, LLC, its sole member

By:	/s/ Kimberly Schaap		By:	/s/ Boyd P. Gentry
	Kimberly Schaap, Co-Managing Member			Boyd P. Gentry, Manager

By:	/s/ Michele Hathorn
Michele Hathorn, Co-Managing Member

LANDLORD:
CASSVILLE REAL ESTATE, INC.

	By:	[illegible]
Name:
Title:

[Corporate Seal]

EXHIBIT “A”

GUARANTY

EXHIBIT “B”

REAFFIRMATION OF GUARANTY